UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

November 19, 2007 (November 13, 2007)
Date of Report (Date of earliest event reported)

VINEYARD NATIONAL BANCORP
(Exact name of registrant as specified in its charter)

California	000-20862	33-0309110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Corona Pointe Court, Corona, California	92879
(Address of principal executive offices)	(Zip Code)

(951)271-4232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	8.01. Other Events

On November 13, 2007, Vineyard National Bancorp (the "Company") entered into an agreement to acquire all of the issued and outstanding capital stock of 1031 Exchange Advantage, Inc. and 1031 Funding and Reverse Corp. (collectively, the “Exchange Accommodators”), which together held approximately $30 million in exchange balances at September 30, 2007.  Pursuant to the terms of the agreement, the Exchange Accommodators will become wholly-owned subsidiaries of the Company (the “Acquisition”), with David P. Greenberger continuing to serve as their President and Chief Executive Officer.

The Company will pay a purchase price for the issued and outstanding capital stock of the Exchange Accommodators consisting of (1) an initial cash payment upon closing of the Acquisition in an amount equal to 2.625% of the Exchange Accommodators’ average client deposit balances over the six months preceding the closing of the Acquisition, and (2) future cash payments over a four-year period following the closing of the Acquisition in an aggregate amount not to exceed 4.875% of the Exchange Accommodators’ average client deposit balances over the six months preceding the closing the Acquisition, subject to reduction, based upon the operational performance of the Exchange Accommodators over such four-year period.

The Acquisition, which is subject to the satisfaction of certain closing conditions,  is expected to occur in late November or early December of 2007.

On November 19, 2007, the Company issued a joint press release with the Exchange Accommodators announcing that it had entered into the agreement described above.  A copy of the press release is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

Item	9.01. Financial Statements and Exhibits

(a)    Not applicable
(b)    Not applicable
(c)    Not applicable
(d)    The following exhibits are included with this Report:

Exhibit 99.1 Joint press release announcing the signing of the agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINEYARD NATIONAL BANCORP

Date: November 19, 2007	By:	/s/ Gordon Fong
Gordon Fong
Executive Vice President and Chief Financial Officer